Exhibit 99(g)(4)

J.P.Morgan

CONSENT TO ASSIGNMENT

The undersigned, owner of assets held in custody by Custodial Trust Company pursuant to agreement (the “Custody Agreement”) hereby consents to the assignment of the Custody Agreement by Custodial Trust Company (the “Assignor”) to JPMorgan Chase Bank, N.A. (the “Assignee”) upon the conditions that the (i) Assignee assumes all duties, liabilities and obligations of the Assignor arising under the Custody Agreement as of the effective date of such assignment and (ii) Assignor shall remain liable for any and all duties, liabilities and obligations arising under the Custody Agreement prior to the effective date of such assignment. For the avoidance of doubt, only the Custody Agreement between the undersigned and the Assignor shall be affected by this Consent to Assignment. Nothing contained herein may amend, alter or be incorporated into any other custody agreement between the undersigned and the Assignee.

This Consent to Assignment shall be governed by the laws of the State of New York without giving effect to its doctrine of conflict of laws.

This Consent to Assignment shall be effective as of June 15, 2009.

IN WITNESS WHEREOF, the undersigned, by its duly authorized representative, has duly executed and delivered this Consent to Assignment.

Third Avenue Variable Series Trust

Name of Accountholder

By:	/s/ Vincent J. Dugan

Name and Title:	Vincent J. Dugan, Chief Financial Officer

Date:	August 17, 2009